Luby's Reports Fiscal Fourth Quarter and Full Year 2013 Results

HOUSTON, Nov. 6, 2013 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for its sixteen-week fourth quarter fiscal 2013, and for its fifty-two week fiscal year, which ended on August 28, 2013. Total revenue for fiscal 2013 was $390.4 million, with restaurant sales of $366.2 million, an increase of 12.8% compared to restaurant sales of $324.5 million in fiscal 2012, consistent with the Company's October 25, 2013 preliminary revenue and earnings outlook release.

Chris Pappas, President and CEO, remarked, "During fiscal 2013, our talented and experienced team continued to improve the restaurant experience for our guests and grow our top line despite a tough economic environment in our industry, and we made significant progress to expand our brand footprint by opening new restaurants and growing our development pipeline. We also acquired Cheeseburger in Paradise, a 23 unit restaurant chain, in December 2012, for approximately $11.0 million. We continued to integrate Cheeseburger in Paradise, including the appointment of a new brand leader focused on operational improvements and the conversion of all 23 restaurants to our food distribution network, and introduction of new restaurant processes and systems. Although we are progressing toward our goal for this brand to be additive to earnings, during 2013 it generated an after-tax loss of $1.8 million. We are diligently working on improvements in food and service at Cheeseburger in Paradise which will be key to rebuilding the brand.

"At our core brands, Luby's Cafeterias and Fuddruckers, we achieved restaurant sales gains from adding restaurants, but our operating results were hampered by higher operating costs, including increased investments in marketing our brands, softer than expected traffic, and food inflation.

"During the fourth quarter, we renewed our revolving credit agreement with our lenders increasing our credit facility to $70 million from $50 million and extending the expiration from September 1, 2014 to September 1, 2017. With our strong balance sheet and cash flow generation, we are positioned for continued growth."

2013 Fourth Fiscal Quarter Review

Same-Store Sales by Quarter

	Q1	Q2	Q3	Q4	Full Year 2013	Full Year 2012
Luby's	0.2%	(0.6%)	(0.1%)	1.0%	0.2%
Fuddruckers	0.9%	(0.1%)	0.5%	(0.4%)	0.2%
Koo Koo Roo	(22.1%)	(20.2%)	(18.3%)	(15.1%)	(18.9%)
Same-store sales	0.2%	(0.6%)	(0.1%)	0.5%	0.0%	2.2%

Note: Luby's begins including a restaurant's sales results into the same-store sales calculation once that restaurant has been open for 18 consecutive accounting periods.

  Same-store sales increased 0.5% in the fourth quarter.  Same-store sales include the 149 restaurants (93 Luby's Cafeterias, 54 Fuddruckers and 2 Koo Koo Roo Chicken Bistros restaurants) that have been open for 18 consecutive accounting periods. Same-store sales at Luby's Cafeterias were up 1.0%, as the average spend per customer increased 0.4% and customer traffic grew 0.5%. Fuddruckers same-store sales declined 0.4%, as average spend per customer rose 2.2% and customer traffic declined 2.9%.
  Restaurant sales rose to $118.4 million in the 2013 sixteen-week fourth fiscal quarter, compared to $100.0 million in the prior fiscal year, due to the $16.6 million contribution from Cheeseburger in Paradise and sales from locations that opened during fiscal 2013, as well as a 0.5% increase in same-store sales.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, other operating expenses, and occupancy costs, was $13.7 million in the fourth quarter fiscal 2013, or 11.6% of restaurant sales.  Removing the impact of Cheeseburger in Paradise, store level profit was $13.9 million or, 13.6% of restaurant sales. In last year's fiscal fourth quarter, store level profit was $15.3, million, or 15.3% of restaurant sales. Store level profit as a percentage of restaurant sales declined due to higher restaurant operating costs, including greater investments in marketing programs, and higher food commodity prices; these increases and higher occupancy costs related to the addition of four leased Fuddruckers restaurants were partially offset by lower repairs and maintenance expense.

Fourth Quarter Restaurant Sales (In thousands)

	Q4 2013 (1) Total Company	Q4 2013 (2) Cheeseburger In Paradise (CIP)	Q4 2013 (1) minus (2) Ex. CIP	Q4 2012	2013 Ex. CIP vs. 2012%
Restaurant sales	$ 118,442	$ 16,562	$ 101,880	$ 100,002	1.9%
Vending	181		181	192	(5.9%)
Culinary Contract Services	5,086		5,086	4,642	9.6%
Franchise Revenue	2,235		2,235	2,394	(6.6%)
Total Revenue	$ 125,944	$ 16,562	$ 109,382	$ 107,230	2.0%

Note: Cheeseburger in Paradise (CIP), acquired 12-6-2012.

  Franchise revenue declined to $2.2 million in the fourth quarter fiscal 2013 compared to $2.4 million in the same fiscal quarter last year, due primarily to a net reduction of nine locations, which reduced our royalty income.
  Revenue from Culinary Contract Services increased to $5.1 million in the fourth quarter fiscal 2013 compared to $4.6 million in the same fiscal quarter last year. We ended the fourth quarter fiscal 2013 operating 21 facilities, an increase from 18 facilities at the end of the fourth quarter fiscal 2012. During fiscal 2013 we entered into six new contracts while three contracts expired without renewal. We now operate with a stronger mix of clients and have improved our operating margin in this line of business.
  In the fourth quarter fiscal 2013, we generated income from continuing operations of $0.8 million, or $0.03 per share, compared to $3.2 million in the same quarter last year, or $0.11 per share. Results in each of fiscal 2013 and 2012 included various special items. Excluding special items, fourth quarter fiscal 2013 income from continuing operations was $1.7 million, or $0.06 per share, compared to $1.6 million, or $0.06 per share in the fourth quarter fiscal 2012.

Fiscal Fourth Quarter Operating Expense Review

Food costs as a percentage of restaurant sales increased to 28.8% in the fourth quarter fiscal 2013 from 27.8% in the comparable quarter last year, due primarily to higher food and beverage costs at Cheeseburger in Paradise, an increase in commodities pricing at our cafeteria brand, and lower food and beverage rebates. Excluding the impact of Cheeseburger in Paradise, our food cost as a percent of restaurant sales was 28.3% in the fourth quarter of fiscal year 2013. The increase in food and beverage costs at Cheeseburger in Paradise was caused, in part, by the rollout of new menu offerings and the inherent inefficiencies as our restaurant management and crews adapt to the changes. Food costs increased approximately $6.4 million to $34.2 million in the fourth quarter fiscal 2013 compared to the same fiscal quarter last year.

In the fourth quarter fiscal 2013, payroll and related costs as a percentage of restaurant sales improved to 34.0% from 34.5% in last year's fourth fiscal quarter, as crew labor costs declined despite inclusion of higher labor costs at Cheeseburger in Paradise, due to better labor scheduling processes, including the ability to react more quickly to changes in customer traffic. Payroll and related costs decreased in dollar terms, and as percentage of sales, at each of our core Luby's Cafeteria and Fuddruckers brands. With the inclusion of Cheeseburger in Paradise, our total Payroll and Related cost in the fourth quarter fiscal 2013 increased approximately $5.6 million, to $40.1 million, compared to the same fiscal fourth quarter last year.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses were 19.3% compared to 17.0% in the same fiscal quarter last year in part due to the addition of Cheeseburger in Paradise, and additional increases in utilities, marketing, advertising and restaurant services, slightly offset by reductions in repairs and maintenance costs. Other operating expenses in the fourth quarter fiscal 2013 increased, including the addition of Cheeseburger in Paradise, approximately $6.0 million to $23.0 million, compared to the same quarter last year.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs increased $2.0 million to $7.5 million primarily due the inclusion of the acquired 23 CIP leased locations, as well as the addition of four leased Fuddruckers locations.

Depreciation and amortization expense increased $0.5 million to $5.9 million in the fourth quarter fiscal 2013 compared to the same quarter last year due to the acquisition of Cheeseburger in Paradise and investments made in new locations as well as the capital we have used for remodeling existing locations, partially offset by the reduction in depreciation from certain assets reaching the end of their depreciable lives.

General and administrative expenses of $9.9 million in the fourth quarter fiscal 2013 were approximately level with the expenses in the same quarter last year. As a percentage of total revenues, general and administrative expenses declined to 7.9%, compared to 9.3% in the same fiscal quarter last year.

Income from operations per diluted share before any special items for fourth quarter fiscal 2013 was $0.06 compared to income from operations per diluted share before any special items of $0.06 last year.

Reconciliation of income from continuing operations to income from continuing operations, before special items (1,2)

	Q4 FY2013		Q4 FY2012
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 790	$ 0.03	$ 3,187	$ 0.11
Asset charges: (gain) loss on disposal of assets	73	0.00	230	0.01
Tax valuation allowance decrease			(2,639)	(0.09)
Unrecognized tax benefit accrual			887	0.03
Cheeseburger in Paradise Integration Costs	356	0.01
Restaurant closure reserves and casualty losses	522	0.02
Income from Continuing Operations, before special items	$ 1,741	$ 0.06	$ 1,665	$ 0.06

(1)

The Company uses income from continuing operations, before special items in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

Capital Expenditures and Balance Sheet

At the end of the fiscal fourth quarter 2013, we had $1.5 million in cash, $177.5 million in shareholders' equity and $49.2 million available under our credit facility. During the 2013 fiscal year, we generated $29.6 million in cash from operating activities and spent $31.3 million on capital expenditures. In fiscal 2013, we increased our balance under our credit facility by $6.2 million and ended the fiscal year with a $19.2 million outstanding debt balance.

In fiscal 2013, our capital expenditures totaled $31.3 million, and included investments of $14.3 million on new unit development, $4.8 million for the purchase of land, $5.3 million on remodeling of existing restaurants, and $6.9 million in recurring maintenance capital spend. In addition, we made an $11.0 million investment to acquire the Cheeseburger in Paradise brand and its 23 operating locations.

Fiscal Year Review

In fiscal 2013, restaurant sales were $366.0 million, at the top end of our previously provided guidance range, increasing 12.8% from $324.5 million in fiscal 2012.

2013 Fiscal Year Restaurant Sales (In thousands)

	2013 Total Company	2013 Cheeseburger In Paradise (CIP)	2013 Ex. CIP	2012	2013 Ex. CIP vs. 2012%
Restaurant sales	$ 366,155	$ 35,727	$ 330,428	$ 324,536	1.8%
Vending	565		565	618	(8.7%)
Culinary Contract Services	16,693		16,693	17,711	(5.7%)
Franchise Revenue	6,937		6,937	7,232	(4.1%)
Total Revenue	$ 390,350	$ 35,727	$ 354,623	$ 350,097	1.3%

During fiscal 2013, which ended August 28, 2013, year-over-year sales at Luby's Cafeterias rose 1.1% to $231.2 million, while sales at Fuddruckers increased 3.5% to $99.2 million. The new combo restaurant location, a separate Luby's Cafeteria and a Fuddruckers located on the same property, which opened on the first day of Luby's 2013 fiscal year exceeded our initial estimate of $4.5 million in sales. Including the 2 stores at that new combo location, a total of 7 new stores opened in fiscal 2013 contributing $10.2 million to restaurant sales. The sales at the new locations were partially offset by the absence of $1.1 million in sales from the closure of three stores in fiscal 2013.

Cheeseburger in Paradise, which was acquired in December 2012, generated $35.7 million in restaurant sales, $3.3 million below our initial expectations.

Due to increased operating and food costs at the core brands as well as the first year loss of approximately $1.8 from Cheeseburger in Paradise, income from operations per diluted share before any special items for fiscal 2013 was $0.16 compared to income from operations per diluted share before any special items of $0.22 last year.

Reconciliation of income from continuing operations to income from continuing operations, before special items (1,2)

	FY2013		FY2012
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 4,222	$ 0.15	$ 7,613	$ 0.27

Asset charges: (gain) loss on disposal of assets	($731)	($0.03)	481	0.02
Tax valuation allowance decrease			(2,639)	(0.09)
Unrecognized tax benefit accrual			887	0.03
Credit Card Settlement			(190)	(0.01)
Cheeseburger in Paradise Integration Costs	634	0.02	0.00	0.00
Restaurant closure reserves and casualty losses	522	0.02	0.00	0.00
Income from Continuing Operations, before special items	$ 4,647	$ 0.16	$ 6,152	$ 0.22

(1)

The Company uses income from continuing operations, before special items in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

Key 2013 Highlights and New Restaurant Openings

  Opened our first Luby's and Fuddruckers side-by-side location; closed one Luby's Cafeteria unit
  Opened 6 new corporate Fuddruckers, and closed three corporate Fuddruckers
  3 new restaurant construction starts
  4 new land purchases for site development
  1 new relocation restaurant in Pharr, Texas
  10 major cafeteria remodels and 4 Fuddruckers refreshes
  6 new culinary services locations; 3 locations expired
  23 acquired Cheeseburger in Paradise full-service restaurant locations that span 14 states

2014 Outlook

In fiscal 2014, we expect to grow same-store sales up to 1% from fiscal 2013 levels. Total restaurant sales, including same store sales plus the contribution from new store openings, offset by store closings, are expected to be in the range of $375 million to $385 million. New stores opening in fiscal year 2014 are expected to contribute $8 to $10 million to total restaurant sales. This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in the Company's Annual Report on Form 10-K and to be filed with the Securities and Exchange Commission in early November.

Chris Pappas, President and CEO, remarked, "We made progress on our new multi-brand combo unit development with several locations secured in our new unit pipeline for future growth. We continue to focus on our core restaurants to support the growth of the Company and our development plans to build additional new Luby's Cafeterias and Fuddruckers restaurants in fiscal 2014."

In 2014, we have achieved, or expect to achieve, the following restaurant development milestones:

  1 stand-alone Luby's Cafeteria (opened September 2013 in Eagle Pass, TX)
  Conversion of one Cheeseburger in Paradise to a Fuddruckers is underway in Algonquin, IL
  2 locations with a side-by-side Luby's Cafeteria and Fuddruckers for a total of 4 new restaurants
  2 to 3 stand-alone or in-line Fuddruckers locations
  At least two additional restaurant construction starts for fiscal year 2015 openings
  10 - 15 Remodels

We anticipate investing approximately $35 to $40 million in capital expenditures in fiscal 2014, including $14 million for restaurant openings and beginning construction in fiscal 2014, up to $6 million in restaurant remodels, and $10 million to purchase parcels of land for new restaurant development.

Mr. Pappas added, "Given the strong results we have experienced at our new combo location, as well as the improved results we have generated at our relocated restaurants, we are excited about our new development pipeline. We anticipate opening 7 to 8 restaurants in fiscal year 2014. This includes eight potential locations as follows: 2 Luby's/Fuddruckers combos equating to 4 restaurants, one cafeteria already open, and three Fuddruckers. Four sites are currently under construction. The combo location in Pearland, TX (Houston metro area), a Luby's Cafeteria and a Fuddruckers Hamburgers side-by-side combo concept development exceeded our original expectations of $4.5 million comprised of $3.3 million Luby's Cafeteria sales and $1.2 million Fuddruckers hamburgers sales. As we move through the 2014 fiscal year, we will look to increase our pipeline of combo units, Luby's units, Fuddruckers units, and selected conversion units focusing on high traffic locations close to our customers."

Conference Call

Luby's will host a conference call tomorrow, November 7, 2013, at 10:00 a.m., Central Time, to discuss further its 2013 fiscal fourth quarter results. To access the call live, dial (480) 629-9770 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through November 14, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4645503#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 93 Luby's Cafeterias, 62 Fuddruckers restaurants, 23 Cheeseburger in Paradise full service restaurants and bars, one Koo Koo Roo Chicken Bistros, and one Bob Luby's Seafood Grill. Its 93 Luby's cafeterias are located primarily in Texas. In addition to the 62 company-operated Fuddruckers locations, the Company has 115 Fuddruckers franchises locations across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 21 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Sheila Stuewe
Investor Relations

Luby's, Inc. Consolidated Statements of Operations (In thousands except per share data)

	Quarter Ended		Year Ended
	August 28, 2013	August 29, 2012	August 28, 2013	August 29, 2012
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)		(Unaudited)
SALES:
Restaurant sales	$ 118,442	$ 100,002	$ 366,155	$ 324,536
Culinary contract services	5,086	4,642	16,693	17,711
Franchise revenue	2,235	2,394	6,937	7,232
Vending revenue	181	192	565	618

TOTAL SALES	125,944	107,230	390,350	350,097
COSTS AND EXPENSES:
Cost of food	34,160	27,774	104,993	90,416
Payroll and related costs	40,219	34,502	126,306	112,028
Other operating expenses	22,914	16,970	66,382	54,233
Occupancy costs	7,463	5,505	783	395
Opening costs	278	286	21,537	17,985
Cost of culinary contract services	4,492	4,322	14,874	16,545
Depreciation and amortization	5,896	5,379	18,533	17,894
General and administrative expenses	9,892	9,936	32,121	30,678
Provision for asset impairments, net	412	276	615	451
Net loss (gain) on disposition of property and equipment	(302)	73	(1,723)	278

Total costs and expenses	125,424	105,023	384,421	340,903

INCOME FROM OPERATIONS	520	2,207	5,929	9,194
Interest income	2	3	9	9
Interest expense	(303)	(248)	(920)	(942)
Other income, net	332	468	1,043	1,058

Income before income taxes and discontinued operations	551	2,430	6,061	9,319
Provision (benefit) for income taxes	(239)	(757)	1,839	1,706

Income from continuing operations	790	3,187	4,222	7,613
Loss from discontinued operations, net of income taxes	(331)	(46)	(937)	(759)

NET INCOME	$ 459	$ 3,141	$ 3,285	$ 6,854

Income per share from continuing operations:
Basic	$ 0.03	$ 0.11	$ 0.15	$ 0.27
Assuming dilution	$ 0.03	$ 0.11	$ 0.15	$ 0.27
Income (loss) per share from discontinued operations:
Basic	$ (0.01)	$ —	$ (0.04)	$ (0.03)
Assuming dilution	$ (0.01)	$ —	$ (0.04)	$ (0.03)
Net income per share:
Basic	$ 0.02	$ 0.11	$ 0.11	$ 0.24
Assuming dilution	$ 0.02	$ 0.11	$ 0.11	$ 0.24
Weighted average shares outstanding:
Basic	28,735	28,365	28,618	28,351
Assuming dilution	29,034	28,514	28,866	28,429

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 28,	August 29,	August 28,	August 29,
	2013	2012	2013	2012
	(112 days)	(112 days)	(364 days)	(364 days)
	(Unaudited)		(Unaudited)

Restaurant sales	94.0%	93.3%	93.8%	92.7%
Culinary contract services	4.1%	4.3%	4.3%	5.0%
Franchise revenue	1.8%	2.2%	1.8%	2.1%
Vending revenue	0.1%	0.2%	0.1%	0.2%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.8%	27.8%	28.7%	27.9%
Payroll and related costs	34.0%	34.5%	34.5%	34.5%
Other operating expenses	19.3%	17.0%	18.1%	16.7%
Occupancy	6.3%	5.5%	5.9%	5.5%
Store level profit	11.6%	15.3%	12.8%	15.4%

(As a percentage of total sales)
General and administrative expenses	7.9%	9.3%	8.2%	8.8%
INCOME FROM OPERATIONS	0.4%	2.1%	1.5%	2.6%

Luby's, Inc. Consolidated Balance Sheets

	August 28, 2013	August 29, 2012
	(In thousands, except share data)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,528	$ 1,223
Trade accounts and other receivables, net	4,083	4,000
Food and supply inventories	5,026	3,561
Prepaid expenses	3,183	3,008
Assets related to discontinued operations	21	42
Deferred income taxes	1,436	1,932

Total current assets	15,277	13,766
Property held for sale	449	602
Assets related to discontinued operations	4,189	4,844
Property and equipment, net	190,519	173,633
Intangible assets, net	25,517	26,679
Goodwill	2,169	195
Deferred incomes taxes	7,923	9,354
Other assets	4,262	1,944

Total assets	$ 250,305	$ 231,017

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 23,655	$ 14,849
Liabilities related to discontinued operations	440	442
Accrued expenses and other liabilities	21,178	20,646

Total current liabilities	45,273	35,937
Credit facility debt	19,200	13,000
Liabilities related to discontinued operations	304	1,133
Other liabilities	8,010	8,288

Total liabilities	72,787	58,358

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,677,203 and 28,651,277, respectively; Shares outstanding were 28,177,203 and 28,151,277, respectively	9,217	9,176
Paid-in capital	26,065	24,532
Retained earnings	147,011	143,726
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	177,518	172,659

Total liabilities and shareholders' equity	$ 250,305	$ 231,017

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc. Consolidated Statements of Cash Flows

	Year Ended
	August 28, 2013	August 29, 2012	August 31, 2011
		(In thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 3,285	$ 6,854	$ 2,965
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(451)	1,084	(3,317)
Depreciation and amortization	18,571	17,974	17,278
Provision for doubtful accounts	—	382	298
Amortization of debt issuance cost	112	112	893
Non-cash compensation expense	404	—	27
Share-based compensation expense	1,106	795	755
Gain on acquisition	—	—	(137)
Reduction in tax benefits from stock options	(64)	27	71
Deferred tax expense (benefit)	586	(341)	1,007

Cash provided by operating activities before changes in operating asset and liabilities	23,549	26,887	19,840
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables	10	55	(2,522)
(Increase) decrease in food and supply inventories	(903)	629	(1,094)
Increase in prepaid expenses and other assets	760	(1,448)	(952)
Increase in accounts payable, accrued expenses and other liabilities	6,114	3,139	1,181

Net cash provided by operating activities	29,530	29,262	16,453

CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of note receivable	80	(177)	—
Acquisition of Cheeseburger	(10,257)	—	—
Acquisition of Fuddruckers	—	—	(600)
Proceeds from disposal of assets, insurance proceeds and property held for sale	5,961	5,232	14,672
Purchases of property and equipment	(31,339)	(25,845)	(11,038)

Net cash provided by (used in) investing activities	(35,555)	(20,790)	3,034

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	67,200	43,300	86,650
Credit facility repayments	(61,000)	(51,800)	(106,650)
Debt issuance costs	(338)	(1)	(562)
Tax benefit of stock option expense	64
Proceeds received on the exercise of employee stock options	404	—	27

Net cash (used in) provided by financing activities	6,330	(8,501)	(20,535)

Net (decrease) increase in cash and cash equivalents	305	(29)	(1,048)
Cash and cash equivalents at beginning of year	1,223	1,252	2,300

Cash and cash equivalents at end of year	$ 1,528	$ 1,223	$ 1,252

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less food cost less, payroll and related costs less other operating costs and occupancy costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Four Quarters Ended
	August 28, 2013	August 29, 2012	August 28, 2013	August 29, 2012
	(16 weeks)	(16 weeks)	(52 weeks)	(52 weeks)
	(In thousands)

Store level profit	$ 13,686	$ 15,251	$ 46,937	$ 49,874

Plus:
Sales from vending revenue	181	192	565	618
Sales from culinary contract services	5,086	4,642	16,693	17,711
Sales from franchise revenue	2,235	2,394	6,937	7,232

Less:
Opening costs	278	286	783	395
Cost of culinary contract services	4,492	4,322	14,874	16,545
Depreciation and amortization	5,896	5,379	18,533	17,894
General and administrative expenses	9,892	9,936	32,121	30,678
Provision for asset impairments, net	412	276	615	451
Net loss (gain) on disposition of property and equipment	(302)	73	(1,723)	278
Interest income	(2)	(3)	(9)	(9)
Interest expense	303	248	920	942
Other income, net	(332)	(468)	(1,043)	(1,058)
Provision (benefit) for income taxes	(239)	(757)	1,839	1,706

Income from continuing operations	$ 790	$ 3,187	$ 4,222	$ 7,613